EXHIBIT 16.1
BERMAN & COMPANY, PA.

Certified Public Accountants and Consultants

October 25, 2011

Office of the Chief Accountant
Securities and Exchange Commission 100 F Street, NE
Washington, DC 20549

Re:	Savvy Business Support, Inc. File Reference No. 000-30396

We were previously the independent registered public accounting firm for Savvy Business Support, Inc. On October 24, 2011, the Company dismissed us as its independent registered public accounting firm. We have read Savvy Business Support, Inc.’s statements included in Item 4.01 on Form 8-K regarding the recent change of auditors. We agree with such statements made regarding our firm.

We consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

Berman & Company, P.A.
Certified Public Accountants